FORM 4	UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549	OMB APPROVAL
X Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(h) of the Investment Company Act of 1940

OMB Number: 3235-0287 Expires: January 31, 2005 Estimated average burden hours per response. . .0.5 Filed By Romeo and Dye's Section 16 Filer www.section16.net

1. Name and Address of Reporting Person* Rollins Holding Company, Inc.	2. Issuer Name and Ticker or Trading Symbol Rollins, Inc./ROL		6. Relationship of Reporting Person(s) to Issuer (Check all applicable) Director 10% Owner Officer (give title below) X Other (specify below) Former 10% Owner
(Last) (First) (Middle) c/o LOR, Inc. 2170 Piedmont Road, N.E.	3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)	4. Statement for Month/Day/Year 04/28/2003
(Street) Atlanta, GA 30324		5. If Amendment, Date of Original (Month/Day/Year)	7. Individual or Joint/Group Filing (Check Applicable Line) Form filed by One Reporting Person X Form filed by More than One Reporting Person
(City) (State) (Zip)	Table I — Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
1. Title of Security (Instr. 3)	2. Trans- action Date (Month/ Day/ Year)	2A. Deemed Execution Date, if any (Month/Day/ Year)	3. Trans- action Code (Instr. 8)		4. Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)			5. Amount of Securities Beneficially Owned Follow- ing Reported Transactions(s) (Instr. 3 & 4)	6. Owner- ship Form: Direct (D) or Indirect (I) (Instr. 4)	7. Nature of Indirect Beneficial Ownership (Instr. 4)
			Code	V	Amount	(A) or (D)	Price
Common Stock	4/28/03		D		21,118,777(1)(2)	D		0	D
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, see Instruction 4(b)(v).

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FORM 4 (continued)	Table II - Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)
1. Title of Derivative Security (Instr. 3)	2. Conver- sion or Exercise Price of Derivative Security	3. Trans- action Date (Month/ Day/ Year)	3A. Deemed Execution Date, if any (Month/ Day/ Year)	4. Trans- action Code (Instr. 8)		5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 & 5)		6. Date Exercisable and Expiration Date (Month/Day/ Year)		7. Title and Amount of Underlying Securities (Instr. 3 & 4)		8. Price of Derivative Security (Instr. 5)	9. Number of Derivative Securities Beneficially Owned Following Reported Transaction(s) (Instr. 4)	10. Owner- ship Form of Deriv- ative Security: Direct (D) or Indirect (I) (Instr. 4)	11. Nature of Indirect Beneficial Ownership (Instr. 4)
				Code	V	(A)	(D)	Date Exer-cisable	Expira- tion Date	Title	Amount or Number of Shares

Explanation of Responses:

(1) These shares were previously held through RFPS Investments I, L.P. ("RFPS Investments"). The reporting persons on this Form 4 were limited partners of RFPS Investments. On April 28, 2003, RFPS Investments contributed all of its shares to RFPS Management Company I, L.P. ("RFPS Management") and RFPS Investments became a limited partner. After the transfer, the reporting persons on this Form 4 no longer exercise control over the voting or disposition of the shares.
(2) All share numbers reflect a 1.5 for 1 stock split which was effective as of February 10, 2003.

By: /s/ Glenn P. Grove, Jr. Rollins Holding Company, Inc. by Glenn P. Grove, Jr., Attorney-in-Fact **Signature of Reporting Person	April 28, 2003 Date

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed.
          If space is insufficient, See Instruction 6 for procedure.

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                             Joint Filer Information

Name:                                Grace C. Rollins

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           GRACE C. ROLLINS

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                RWR Management Company, LLC

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           RWR MANAGEMENT COMPANY, LLC

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                RRR Grandchildren's Custodial

                                     Partnership I, L.P.

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           RRR GRANDCHILDREN'S CUSTODIAL

                                     PARTNERSHIP I, L.P.

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                JR Partnership, L.P.

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           JR PARTNERSHIP, L. P.

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                JPR Investment Partnership, L.P.

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           JPR INVESTMENT PARTNERSHIP, L. P.

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                Richard R. Rollins, Jr. Grantor Trust

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           THE RICHARD R. ROLLINS, JR.

                                     GRANTOR TRUST

                                     U/Agreement dated February 27, 2001

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                The Gary W. Rollins Trust

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           THE GARY W. ROLLINS TRUST

                                     U/Agreement dated December 30, 1976

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                RCTLOR, LLC

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           RCTLOR, LLC

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                1997 RRR Grandchildren's Partnership, L.P.

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           1997 RRR GRANDCHILDREN'S PARTNERSHIP, L.P.

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                MRLT Partners, L.P.

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           MRLT PARTNERS, L.P.

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                Pamela Renee Rollins

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           PAMELA RENEE ROLLINS

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                Timothy Curtis Rollins

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           TIMOTHY CURTIS ROLLINS

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                Amy Rollins Kreisler

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           AMY ROLLINS KREISLER

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

                             Joint Filer Information

Name:                                Nancy Rollins Griffith

Address:                             c/o LOR, Inc.

                                     2170 Piedmont Road, N.E.

                                     Atlanta, GA  30324

Designated Filer:                    Rollins Holding Company, Inc.

Issuer & Ticker Symbol:              Rollins, Inc. (ROL)

Date of Event Requiring Statement:   4/28/03

Signature:                           NANCY ROLLINS GRIFFITH

                                     /s/ Glenn P. Grove, Jr.

                                     ----------------------------------------

                                     By:  Glenn P. Grove, Jr., Attorney-In-Fact

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